Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2020, US Ecology, Inc. (“we,” “our,” the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (1) common stock of the Company and (2) warrants to acquire shares of our common stock. The following description is a general summary of the terms of the shares of our common stock and warrants. The description below does not include all of the terms of the shares of our common stock and warrants and should be read together with our Amended and Restated Certificate of Incorporation, as amended from time to time (the “Amended Charter”), and our Amended and Restated Bylaws, as amended from time to time (the “Amended Bylaws”), each of which are incorporated by reference as an exhibit to this Annual Report on Form 10-K.

Common Stock

General

Under the Amended Charter, we have the authority to issue 75,000,000 shares of common stock, par value $0.01 per share. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. The rights, preferences and privileges of our holders of common stock are subject to the rights, preferences and privileges of the holders of shares of any series of preferred stock that we have issued or may issue in the future.

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by our stockholders; provided, however, that our Amended Charter entitles holders of shares of our common stock have cumulative voting in connection with the election of directors, which means that holders are entitled to as many votes as shall equal the number of votes which (except for this provision on cumulative voting) such holder is entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Dividends

The holders of our common stock are entitled to receive dividends, if any, when, as and if declared by our board of directors out of funds legally available for payment.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of our common stock are entitled to share ratably in all assets remaining after the payment of creditors.

Preemptive Rights

Holders of our common stock will not have preemptive, conversion, redemption or sinking fund rights.

Transfer Restrictions

Our Amended Charter contains transfer restrictions to ensure compliance with the U.S. citizen ownership requirements of the U.S. coastwise trade laws, which are principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations (collectively, the “Jones Act”), as described below under the heading “Restrictions on US Ecology Stock Ownership and Purchase of Capital Stock by Non-U.S. citizens under our Amended Charter.”

Nasdaq Listing

Our common stock is listed on the Nasdaq Global Select Market System (“Nasdaq”) under the symbol “ECOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC and its address and telephone number are 6201 15th Avenue, Brooklyn, NY 11219 and (800) 937-5449, respectively.

Delaware Law and Certain Amended Charter and Amended Bylaws Provisions

The provisions of Delaware law and of our Amended Charter and Amended Bylaws discussed below could discourage or make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Our board of directors believes that these charter provisions are appropriate to protect our interests and the interests of our stockholders. A summary of these provisions is set forth below. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law (the “DGCL”), our Amended Charter and our Amended Bylaws.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Stockholders Rights Plan Policy

Stockholder rights plans can protect stockholders against abusive takeover tactics and ensure that each stockholder is treated fairly in an acquisition. Such plans have been effective in connection with bids for control of other companies in giving boards of directors’ time to evaluate offers, investigate alternatives and take steps necessary to maximize value to stockholders. In lieu of adopting a stockholder rights plan, our board of directors has instead adopted a policy with respect to the adoption of any stockholder rights plan for us in the future. Our policy, adopted in July 2012, is that we will adopt a stockholder rights plan only if, in the exercise of their fiduciary duties, a majority of the independent directors conclude that it would be in our best interests and those of the holders of the majority of the shares of our common stock. Our board believes that this policy addresses the legitimate concerns that stockholders have with the use of stockholder rights plans while maintaining its ability to act in the stockholders’ best interests and preserving our flexibility to react to unanticipated situations which may arise without notice.

Number of Directors; Removal; Filling Vacancies

Our Amended Bylaws provide that our board of directors will consist of not less than five and not more than twelve directors, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our Amended Bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board by reason of death, resignation, removal, or otherwise. A director so elected by our board to fill a vacancy or a newly created directorship holds office until the next election and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our Amended Bylaws also provide that directors may be removed with or without cause by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of the Company.

Indemnification

We have included in our Amended Charter and Amended Bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. These provisions may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our stockholders. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Advance Notice Provision

The Amended Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company timely written notice to the corporate secretary in proper form and consistent with the notice requirements set forth in the Amended Bylaws. Such notice requirements include, but are not limited to, the stockholder nominee’s name and address, the class and amount of stock beneficially owned by the stockholder nominee and disclosure of any material agreements or litigation between the Company and stockholder nominee.

Restrictions on our Stock Ownership and Purchase of Capital Stock by Non-U.S. citizens under our Amended Charter

Certain of our operations are conducted in the U.S. coastwise trade and are governed by the Jones Act, which is principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations. The Jones Act restricts the transportation of merchandise and passengers for hire by water or by land and water, either directly or via a foreign port between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and controlled by U.S. citizens (within the meaning of the Jones Act), and manned by predominantly U.S. citizen crews. Should the Company fail to satisfy the requirements of the Jones Act to be a U.S. citizen, the Company would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, the Company could be subject to substantial fines and its vessels could be subject to seizure and forfeiture for violations of the Jones Act.

The following is a summary of the restrictions (the “Maritime Restrictions”) in Article Eighth of the Amended Charter. This summary is qualified in its entirety by reference to the full text of the Amended Charter.

General Restriction on Ownership of Shares by non-U.S. citizens

In order to protect the Company’s eligibility as a U.S. citizen, the Amended Charter restricts the record or beneficial ownership or control of shares of each class or series of our capital stock, which includes common stock, by non-U.S. citizens to no more than 24% in the aggregate of the total issued and outstanding shares of such class or series. The Company refers to such percentage restriction on ownership by non-U.S. citizens of any class or series of shares of the Company’s capital stock as the “Permitted Percentage” and any such shares owned by non-U.S. citizens in excess of the Permitted Percentage as “Excess Shares.” The Amended Charter provides that a person will not be deemed to be the beneficial owner of shares of our capital stock, if our board of directors determines that such person is not the beneficial owner of such shares for the purposes of the Jones Act. All references to beneficial ownership of shares and the derivative phrases thereof in this summary of the Maritime Restrictions include record ownership of shares and the ability to control shares.

Restriction on Transfers of Excess Shares

The Maritime Restrictions provide that no shares of any class or series of the capital stock of the Company may be transferred to a non-U.S. citizen or a holder of record that will hold such shares for or on behalf of a non-U.S. citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by all non-U.S. citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Company, the effect of which would be to cause one or more non-U.S. citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Company in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Company or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to non-U.S. citizens set forth in the Maritime Restrictions, neither the Company nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Company and neither the Company nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Company for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Company under the Maritime Restrictions. In no event shall any such registration or recognition make such transfer or purported transfer effective unless our board of directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by our board of directors or any such committee thereof) shall have expressly and specifically authorized the same.

In connection with any purported transfer of shares of any class or series of the capital stock of the Company, any transferee or proposed transferee of shares and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Company or its transfer agent to deliver (1) certification (which may include as part thereof a form of affidavit) upon which the Company and its transfer agent shall be entitled to rely conclusively stating whether such transferee or proposed or purported transferee or, if such transferee or proposed transferee is acting as custodian, nominee, purchaser representative or in any other capacity for a beneficial owner, whether such beneficial owner, is a U.S. citizen, and (2) such other documentation and information concerning its citizenship under the Maritime Restrictions as the Company may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Company upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Company. Each proposed transferor of such shares shall reasonably cooperate with any requests from the Company to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

Notwithstanding any of the Maritime Restrictions, the Company shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Company (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Excess Shares

If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Company beneficially owned by all non-U.S. citizens in the aggregate should exceed the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Company (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Company that constitute Excess Shares for purposes of the Maritime Restrictions shall be (1) those shares that have been acquired by or become beneficially owned by non-U.S. citizens, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by non-U.S. citizens from and after the acquisition of beneficial ownership of such shares by a non-U.S. citizen that first caused such Permitted Percentage to be exceeded, or (2) those shares beneficially owned by non-U.S. citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Company of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Company shall have the power to determine, in its sole discretion, those shares of such class or series that constitute Excess Shares in accordance with the provisions of the Maritime Restrictions; (b) the Company may, in its sole discretion, rely on any documentation provided by non-U.S. citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Company may, in its sole discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. citizen shall be deemed to have been acquired, for purposes of the Maritime Restrictions, as of the date that such beneficial owner ceased to be a U.S. citizen; and (e) the Company may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Company pursuant to the Maritime Restrictions as to which shares of any class or series of the Company’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Redemption of Excess Shares

To the extent that the above ownership and transfer restrictions would be ineffective for any reason, the Maritime Restrictions provide that, to prevent the percentage of aggregate shares of any class or series of the Company’s capital stock owned by non-U.S. citizens from exceeding the Permitted Percentage, the Company, by action of our board of directors (or any duly authorized committee thereof), in its sole discretion, will have the power (but not the obligation) to redeem all or any number of such Excess Shares, unless such redemption is not permitted under applicable law.

Until such Excess Shares are redeemed or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such shares and the Company will pay any dividends or distributions with respect to such shares into a segregated account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into a segregated account will be paid to holders of record of such shares), promptly after the time and to the extent that such shares have ceased to be Excess Shares, unless such shares have already been redeemed by the Company.

If our board of directors (or any duly authorized committee thereof) determines to redeem Excess Shares, the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (as defined below) for each Excess Share; provided, however, that if (1) the Company determines that a Redemption Warrant would be treated as capital stock under the Jones Act or (2) the Company is prevented from legally issuing Redemption Warrants under applicable law, then the Redemption Price shall be paid, as determined by our board of directors (or any duly authorized committee thereof) in its sole discretion, (a) in cash (by wire transfer or bank or cashier’s check), (b) by the issuance of Redemption Notes (as defined below), (c) by any combination of cash and Redemption Notes, or (d) by any other means authorized or permitted under the DGCL.

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“Redemption Warrants” means the warrants issued pursuant to that certain Assignment, Assumption and Amendment to the Warrant Agreement, dated November 1, 2019, among the Company, American Stock Transfer & Trust Company, LLC, NRC Group Holdings Corp. and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), with respect to the warrants entitling the holders thereof to purchase shares of our common stock with an exercise price per warrant equal to $0.01 per share of our common stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Company that it is a U.S. citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of stockholders of the Company solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Company, until they exercise their Redemption Warrants and receive shares of our common stock.

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“Redemption Notes” means interest-bearing promissory notes of the Company with a maturity of not more than ten years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Company and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

With respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (1) the fair market value of such Excess Share as of the date of redemption of such Excess Share plus (2) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Company.

Written notice of the redemption of the Excess Shares containing the information set forth in the Maritime Restrictions, together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Company (the “Redemption Notice”), unless such notice is waived in writing by any such holders.

The date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (1) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (2) the date on which the Company has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes.

Each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (1) the Redemption Date (as determined pursuant to the Maritime Restrictions), (2) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (3) the Redemption Price and the manner of payment thereof, (4) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (5) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (6) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest.

On and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Company as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest.

Upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account, then, to the fullest extent permitted by applicable law, such amounts shall be released to the Company upon the completion of such redemption.

Nothing in the Maritime Restrictions will prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under the Maritime Restrictions and applicable law and the recipient provides notice of such proposed transfer to the Company along with the documentation and information required under the Maritime Restrictions establishing that such proposed transferee is a U.S. citizen to the satisfaction of the Company in its sole discretion before the Redemption Date. If such conditions are met, our board of directors (or any duly authorized committee thereof) will withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof will proceed on the Redemption Date in accordance with the Maritime Restrictions and the Redemption Notice.

Permitted Actions by the Company to Enforce the Maritime Restrictions

The Company has the power to determine the citizenship of the beneficial owners and the transferees or proposed transferees (and, if such transferees or proposed transferees are acting as fiduciaries or nominees for any beneficial owners, the citizenship of such beneficial owners) of any class or series of the Company’s capital stock and to require confirmation from time to time of the citizenship of the beneficial owners of any shares of its capital stock. As a condition to acquiring and having beneficial ownership of any shares of its capital stock, every beneficial owner of the Company’s shares must comply with certain provisions in the Maritime Restrictions concerning citizenship, which are summarized below. The Company has the right under the Maritime Restrictions to require additional reasonable proof of the citizenship of beneficial owners, transferees or proposed transferees (and any beneficial owners for whom such transferees or proposed transferees are acting as fiduciaries or nominees) of any shares of its capital stock, and the determination of the Company at any time as to the citizenship of such persons is conclusive.

The Maritime Restrictions require that promptly upon a beneficial owner’s acquisition of beneficial ownership of 5% or more of the outstanding shares of any class or series of capital stock of the Company, and at such other times as the Company may determine by written notice to such beneficial owner, such beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355. In addition, under the Maritime Restrictions, a beneficial owner is required to provide such a written statement or affidavit when the Company determines, in its sole discretion, that the citizenship status of such beneficial owner may have changed or that it is necessary under the Jones Act for the Company to confirm the Company’s citizenship status.

Under the Maritime Restrictions, when a beneficial owner of any shares of the Company’s capital stock ceases to be a U.S. citizen, such beneficial owner is required to provide to the Company, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it is no longer a U.S. citizen, a written statement, stating the name and address of such beneficial owner, the number of shares of each class or series of its capital stock beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a non-U.S. citizen.

The Maritime Restrictions require that, promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Company’s capital stock beneficially owned by such beneficial owner to provide, to the Company such beneficial owner’s address. A beneficial owner of the Company’s capital stock is also required by the Maritime Restrictions to provide promptly upon request the Company with a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Company specified by the Company in its request.

In the event that the Company requests the documentation described above and a beneficial owner fails to provide it by the specified date, the Maritime Restrictions provide for the suspension of the voting rights of such beneficial owner’s shares of the Company’s capital stock and for the payment of dividends and distributions (upon liquidation or otherwise) with respect to those shares into a segregated account until the requested documentation is submitted in form and substance reasonably satisfactory to the Company (subject to the other Maritime Restrictions). In addition, the Company, upon approval by our board of directors (or any duly authorized committee thereof) in its sole discretion, has the power to treat such beneficial owner as a non-U.S. citizen unless and until the Company receives the requested documentation confirming that such beneficial owner is a U.S. citizen.

In the event that the Company requests a transferee or proposed transferee (and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner) of, shares of any class or series of the Company’s capital stock to provide the documentation described above, and such person fails to submit it in form and substance reasonably satisfactory to the Company by the specified date, the Company, acting through our board of directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by our board of directors or any such committee thereof), will have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Company and may prohibit and/or void such transfer, including by placing a stop order with the Company’s transfer agent, until such requested documentation is submitted and the Company is satisfied that the proposed transfer of shares will not result in Excess Shares.

Certificates representing shares of any class or series of the Company’s capital stock will bear legends concerning the Maritime Restrictions. Within a reasonable time after the issuance or transfer of uncertificated shares of the Company’s capital stock, the Company will give notice, in writing or by electronic transmission, of the Maritime Restrictions.

Maritime Restrictions Severable

The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, the Amended Charter provides that the validity, legality or enforceability of any other provision will not be affected.

Summary of Requirements to be a U.S. citizen

The following is a summary of the requirements to be a U.S. citizen within the meaning of the Jones Act. Each holder and potential purchaser of our stock should consult its own counsel as to whether it is a U.S. citizen or a non-U.S. citizen before purchasing our stock. The Jones Act specifies that ownership of at least 75% of the equity interest by U.S. citizens means ownership free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding or other means by which more than 25% of the voting power or control of the corporation may be exercised directly or indirectly by or on behalf of, non-U.S. citizens. In addition, these citizenship requirements apply at each tier in the Company’s ownership chain, which means that they must be satisfied by each person that contributes to the Company’s eligibility as a U.S. citizen, and each person that contributes to the eligibility of such other person as a U.S. citizen at each tier of ownership. For entities of a kind not described below, citizenship requirements may vary.

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A natural person is a U.S. citizen if he or she was born in the United States, born abroad to U.S. citizen parents, naturalized, naturalized during minority through the naturalization of a parent, or as otherwise authorized by law.

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A partnership is deemed a U.S. citizen if such holder is (1) organized under the laws of the United States or a state, (2) each general partner is a U.S. citizen, and (3) at least 75% of the ownership and voting power of each class or series of the partnership interests is owned and controlled by U.S. citizens.

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A member-managed limited liability company is deemed a U.S. citizen if such holder is (1) organized under the laws of the United States or a state, (2) each member of the limited liability company is a U.S. citizen, and (3) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. citizens.

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A manager-managed limited liability company is deemed a U.S. citizen if such holder is (1) organized under the laws of the United States or a state, (2) each manager is a U.S. citizen within the meaning of the Jones Act, (3) the chief executive officer, by whatever title, and the chairman of the board of directors (or equivalent body) of the limited liability company are U.S. citizens, (4) not more than a minority of the number of the directors (or equivalent office) necessary to constitute a quorum of the board of directors (or equivalent body) of the limited liability company are non-U.S. citizens, and (5) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. citizens.

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A corporation is deemed a U.S. citizen if such holder is (1) organized under the laws of the United States or a state, (2) the chief executive officer, by whatever title, and the chairman of the board of directors of the corporation are U.S. citizens, (3) not more than a minority of the number of the directors necessary to constitute a quorum of the board of directors of the corporation are non-U.S. citizens, and (4) at least 75% of the ownership and voting power of each class or series of the corporation’s stock is owned and controlled by U.S. citizens.

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A trust is deemed to be a U.S. citizen if it (1) is organized under the laws of the United States or a state, (2) each trustee is a U.S. citizen, (3) each beneficiary with an enforceable interest in the trust is a U.S. citizen, and (4) at least 75% of the equity interest in the trust is owned and controlled by U.S. citizens.

If the Company should fail to comply with the above described ownership requirements, the Company’s vessels could lose their ability to engage in U.S. coastwise trade. To assist the Company with compliance with these requirements, the Amended Charter:

•	limits ownership by non-U.S. citizens of any class or series of our capital stock (including our common stock) to 24%;
•	permits the Company to withhold dividends and suspend voting rights with respect to any shares held by non-U.S. citizens above 24%;
•

permits the Company to establish and maintain a dual share system under which different forms of certificates (in the case of certificated shares) and different book entries (in the case of uncertificated shares) are used to reflect whether the owner is or is not a U.S. citizen;

•	permits the Company to redeem any shares held by non-U.S. citizens so that the Company’s non-U.S. citizen ownership is no greater than 24%; and
•	permits the Company to take measures to ascertain ownership of our stock.

All potential investors will be required to certify to the Company if it is a U.S. citizen before investing in our common stock. If you or a proposed transferee cannot or do not make such certification, or a sale of stock to you or a transfer of your stock would result in the ownership by non-U.S. citizens of 24% or more of our common stock, such person may not be allowed to purchase or transfer our common stock, or such purchase or transfer may be reversed or the shares so purchased or transferred may be redeemed under the Amended Charter. All certificates representing the shares of our common stock will bear legends referring to the foregoing restrictions. Within a reasonable time after the issuance or transfer of uncertificated shares of our capital stock, the Company will give notice, in writing or by electronic transmission, of the Maritime Restrictions.

Exclusive Forum

The Amended Bylaws provide that: (i) unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of the Company’s current or former directors, officers, other employees, agents or stockholders to the Company or the Company’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Company or any of the Company’s current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Company’s Amended Charter or Amended Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; (ii) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause the Company irreparable harm, and the Company will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Warrants to Purchase Common Stock

Each warrant entitles the registered holder thereof to purchase our common stock for $58.67 per share, subject to adjustment as discussed below, at any time. Warrants are exercisable only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants expire upon October 17, 2023, or earlier upon redemption or liquidation. The warrants are listed on Nasdaq Capital Market under the symbol “ECOLW.”

The Company is not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and has no obligation to settle a warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrants is exercisable for cash or on a cashless basis, and the Company is not obligated to issue any common stock to holders seeking to exercise their warrants, unless the issuance of the common stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In no event is the Company required to issue cash, securities or other compensation in exchange for the warrant in the event that the Company is unable to register or qualify the shares underlying the warrant under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrant is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

Notwithstanding the above, if common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;
•

at a price of $0.01 per warrant, provided that the last sales price of common stock reported has been at least $91.84 per share on each of 20 days within the 30 trading-day period ending on the business day prior to the date on which notice of the redemption is given (the “Redemption Trigger Price”) and provided that there is an effective registration statement covering the shares of common stock issuable on exercise of the warrants and subject to the satisfaction of certain other requirements; and

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by the Company.

The last of the redemption criteria discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the Redemption Trigger Price as well as the warrant exercise price.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (1) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (2) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if the Company does not need the cash from the exercise of the warrants.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (i) the price per share of common stock paid in such rights offering divided by (ii) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (1) as described above or (2) certain ordinary cash dividends then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (1) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (2) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders as provided for in the charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced based on the per share consideration minus the Black-Scholes warrant value of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but will require the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.

The warrants are exercisable upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

As discussed above, in order to protect the Company’s eligibility as a U.S. citizen in case that ownership of common stock by non-U.S. citizens exceeds the maximum percentage permitted by the Jones Act (presently 25%), the Amended Charter and the Amended Bylaws contain provisions that limit the maximum aggregate percentage of ownership by non-U.S. citizens of the common stock to 24% of the outstanding shares of common stock. At and during such time that the 24% maximum permitted percentage of ownership by non-U.S. citizens is reached with respect to shares of common stock, the Company will be unable to permit the exercise of any warrants by non-U.S. citizens. If a holder of the warrants that is a non-U.S. citizen is unable to exercise such warrants, it may have to wait to exercise such warrants until such time that the 24% maximum permitted percentage of ownership by non-U.S. citizens is not reached with respect to shares of common stock or may have to sell such warrants to a U.S. citizen who is able to exercise the warrants.